Exhibit 10.16

ASSET PURCHASE AGREEMENT

by and among

Hercules Liftboat Company, L.L.C.,

Danos Marine, Inc.

and

Danos & Curole Marine Contractors, L.L.C.

September 16, 2005

TABLE OF CONTENTS

ARTICLE 1	PURCHASE AND SALE OF ASSETS	1
1.1	Purchase and Sale of Assets	1
1.2	Assignment of Contracts	2
1.3	Purchase Price	3
1.4	Post-Closing Purchase Price Adjustment	3
1.5	Allocation of Purchase Price	4
1.6	Purchase of Inventory on Order	4

ARTICLE 2	THE CLOSING	5
2.1	Time and Place of the Closing	5
2.2	Delivery of Purchased Assets	5
2.3	Procedure at the Closing	5
2.4	Loss of or Damage to Certain Purchased Assets	6

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SELLER	7
3.1	Status of the Seller	7
3.2	Power and Authority; Enforceability	7
3.3	No Violation	8
3.4	Brokers’ Fees	8
3.5	Purchased Assets	8
3.6	Contracts	9
3.7	Vessels	9
3.8	Compliance with Laws	10
3.9	Taxes	10
3.10	Labor; Employees	10
3.11	Environmental, Health and Safety Compliance	10
3.12	Litigation	11
3.13	Insurance	11

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE BUYER	12
4.1	Entity Status	12
4.2	Power and Authority; Enforceability	12
4.3	No Violation	12
4.4	Brokers’ Fees	12
4.5	Coastwise Citizen	12

ARTICLE 5	PRE-CLOSING AND POST-CLOSING COVENANTS	13
5.1	General	13
5.2	Governmental Filings	13
5.3	Operation of Business Pending Closing	13
5.4	Full Access	14
5.5	Publicity; Confidentiality	14
5.6	Taxes; Duties and Customs	14
5.7	Employees	15

5.8	Release of Vessels from Mortgages	16

ARTICLE 6	POST-CLOSING COVENANTS	16
6.1	General	16
6.2	Litigation Support	16
6.3	Tax Matters	17
6.4	Removal of Marks	17
6.5	Handling of Cash and Other Payments	17
6.6	Agreement Not to Compete	17
6.7	Access	17
6.8	Andre Danos	18

ARTICLE 7	CLOSING CONDITIONS	18
7.1	Conditions Precedent to Obligation of the Buyer	18
7.2	Conditions Precedent to Obligations of the Seller	19

ARTICLE 8	TERMINATION	20

ARTICLE 9	INDEMNIFICATION	20
9.1	Indemnification of the Buyer by the Sellers	20
9.2	Indemnification of the Sellers by the Buyer	21
9.3	Notice and Defense of Third Party Claims	21
9.4	Limitations of Indemnification	22
9.5	Survival	22

ARTICLE 10	DEFINITIONS	23

ARTICLE 11	MISCELLANEOUS	26
11.1	Entire Agreement	26
11.2	Successors	27
11.3	Assignments	27
11.4	Notices	27
11.5	Specific Performance	28
11.6	Counterparts	28
11.7	Headings	28
11.8	Governing Law	28
11.9	Amendments and Waivers	28
11.10	Severability	29
11.11	Expenses	29
11.12	Construction	29
11.13	Incorporation of Exhibits and Disclosure Schedule	29

Disclosure Schedule

Sec. 1.1A Purchased Assets

Sec. 1.1B Permits

Sec. 1.1C Business Records

Sec. 1.1D Drawings and Intellectual Property

Sec. 1.1E Vehicles

Sec. 1.2 Assigned Contracts

Sec. 1.5 Allocation of Purchase Price of Purchased Assets

Sec. 3.3 Consents

Sec. 3.5(a) Encumbrances on Purchased Assets

Sec. 3.7 Vessel Documentation

Sec 3.10 Labor Matters

Sec. 3.11 Compliance with Laws

Sec. 9.1 Certain Indemnification Obligations

Exhibits

Exhibit A Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit B Form of U.S. Coast Guard Bills of Sale

Exhibit C Form of Protocol of Delivery and Acceptance

Exhibit D Form of Time Charter

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of September 16, 2005, by and between Hercules Liftboat Company, L.L.C., a Delaware limited liability company (the “Buyer”), on the one hand, and DANOS & CUROLE MARINE CONTRACTORS, LLC, a Louisiana limited liability company (“D&C”), and DANOS MARINE, INC., a Louisiana corporation (“Danos”, and, together with D&C, the “Sellers”), on the other hand. The Buyer and the Sellers may be referred to herein individually as a “Party,” and collectively as the “Parties.” Except as otherwise provided herein, capitalized terms used herein shall have that meanings specified in Article 10.

RECITALS

WHEREAS, D&C owns and operates six lift boat vessels that are currently operating in the Gulf of Mexico and the coastal waters of Nigeria; and

WHEREAS, Danos owns and operates two lift boat vessels that are currently operating in the Gulf of Mexico and the coastal waters of Nigeria;

WHEREAS, the Sellers are engaged in the business of providing lift boat services to the offshore oil drilling industry through the Vessels (the “Business”); and

WHEREAS, the Sellers desire to transfer to the Buyer, and the Buyer desires to acquire from the Sellers, the Vessels and certain other assets used in the Business, on the terms and conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets.

At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Sellers will sell, convey, transfer, assign and deliver to the Buyer (i) the vessels listed on Schedule 1.1A of the Disclosure Schedule together with their respective engines, tackle, winches, cordage, general outfit, electronic and navigation equipment, radio installations, appurtenances, appliances, inventory, spare parts, stores, tools and provisions designated for such vessels, whether on board or ashore, (collectively, the “Vessels”) and certain other assets used in the Business and listed on Section 1.1A of the Disclosure Schedule, (ii) all permits (to the extent transferable) listed on Section 1.1B of the Disclosure Schedule, (iii) all business records listed on Section 1.1C of the Disclosure Schedule (the “Records”); (iv) any technical or regulatory documentation pertaining to the Vessels which the Sellers may have in their possession and which is not already aboard the Vessels, including, without limitation, DNV certificates, loadline certificates, radio licenses, operating manuals and preventive maintenance manuals (collectively, the “Vessel Documentation”); (v) all drawings and intellectual property listed in Section 1.1D of the Disclosure Schedule (the “Intellectual Property”); and (vi) the vehicles listed on Section 1.1E of the Disclosure Schedule. The assets described in the foregoing clauses (i) through (vi) are hereinafter collectively referred to as the “Purchased Assets.”

1.2 Assignment of Contracts.

At the Closing, the Sellers will convey, transfer and assign to the Buyer the rights of the Sellers under the contracts designated by the Buyer and listed in Section 1.2 of the Disclosure Schedule or designated by the Buyer in writing at least 15 days prior to the Closing (the “Assigned Contracts”), subject to the following terms and conditions:

(a) Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to the Buyer of any contract if an attempted assignment of such contract without the consent of any party would constitute a breach thereof or a violation of any Law or any Order, rule or regulation of any Governmental Authority or court unless and until such consent shall have been obtained. In the case of any contract that cannot be effectively transferred to the Buyer without such consent, the Sellers agree that they will promptly use commercially reasonable efforts to obtain or cause to be obtained the necessary consents to the transfer of such contracts. The Buyer agrees to use commercially reasonable efforts to cooperate with the Sellers in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting party under such contract, to the extent not inconsistent with the terms of this Agreement; provided, however, that in no event shall the Buyer be required to pay any fees or other compensation in connection with obtaining such consents.

(b) With respect to each of the Assigned Contracts that are assigned to the Buyer pursuant to Section 1.2(a), the Sellers shall be entitled to all revenues, and shall retain all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods ending prior to the Effective Time, and the Buyer shall be entitled to receive all revenues, and shall assume all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods on or after the Effective Time.

(c) To the extent that consent to assign any Assigned Contract for the use of a Vessel is not obtained prior to Closing (an “Unassigned Contract”), if a Vessel is performing work for a customer pursuant to the terms of such Unassigned Contract at the Effective Time (a) such Unassigned Contract shall be held by the Sellers in trust for the Buyer after the Effective Time, (b) all obligations thereunder shall be performed by the Buyer in the name of the Sellers, and (c) all benefits, liabilities and obligations derived thereunder shall be for the account of the Buyer. Once consent for the assignment of such Unassigned Contract is obtained, the Sellers shall assign such Unassigned Contract to the Buyer. The arrangement described in this Section 1.2(c) shall terminate on the earlier of the date on which (i) consent to the assignment of the Unassigned Contract is obtained, (ii) the Buyer consummates other arrangements with the party or parties under such Unassigned Contract providing for the Buyer’s provision of services to such party or parties and the complete release of the Sellers for the future provision of services to such party or parties or (iii) such Unassigned Contract terminates. Notwithstanding the foregoing, the Sellers shall indemnify the Buyer from any Liabilities arising after the Effective Time from any communications or actions by the Sellers that were not authorized by the Buyer with respect to any Unassigned Contract.

1.3 Purchase Price. The aggregate purchase price to be paid by the Buyer for the Purchased Assets shall equal forty-four million dollars ($44,000,000.00) (the “Purchase Price”), of which $37,900,000 shall be paid to D&C and $6,100,000 shall be paid to Danos. The Purchase Price shall be subject to adjustment pursuant to Sections 1.4 and 2.4. The Buyer will also reimburse the Sellers up to $500,000 for costs and expenses incurred in the salvage of the Vessel Andre Danos, and will reimburse the Sellers for the deductible under the applicable insurance policy relating to the Andre Danos; provided, however, that in no event, shall the reimbursement for such deductible exceed $1,500,000.

1.4 Post-Closing Purchase Price Adjustment.

(a) The Parties agree and acknowledge that the spare parts and inventory listed in Section 1.1A of the Disclosure Schedule represent, as of the date hereof, all spare parts and inventory of the Sellers on or for use on the Vessels within the ordinary course of the Business. As promptly as practicable, but in no event later than 30 days after the Closing Date, the Sellers shall cause to be prepared and delivered to the Buyer a revised Section 1.1A of the Disclosure Schedule (the “Revised Inventory List”) that reflects all spare parts and inventory aboard the Vessels or for use on the Vessels at the time of the Closing. To the extent that the Revised Inventory List differs by more than $50,000 in value with Section 1.1A of the Disclosure Schedule attached hereto, the Purchase Price will be adjusted, upward or downward, on a dollar-for-dollar basis, to reflect such difference. If the Purchase Price is increased by virtue of the Revised Inventory List containing a value of spare parts and inventory at least $50,000 greater than the value set forth on the original Section 1.1A of the Disclosure Schedule, the Buyer will deliver to the Sellers, within 5 days of the Revised Inventory List becoming final hereunder, the difference in value set forth on the Revised Inventory List and Section 1.1A of the Disclosure Schedule attached hereto. If the Purchase Price is decreased by virtue of the Revised Inventory List reflecting a value of spare parts and inventory at least $50,000 less than the value set forth on the original Section 1.1A of the Disclosure Schedule, the Sellers will refund to the Buyer, within 5 days of the Revised Inventory List becoming final, the difference in value set forth on the Revised Inventory List and Section 1.1A of the Disclosure Schedule attached hereto.

(b) If the Buyer in good faith disagrees with the Revised Inventory List, then the Buyer shall notify the Sellers in writing (the “Notice of Disagreement”) of such disagreement within 10 days after delivery of the Revised Inventory List to the Buyer. During such 10-day period, the Buyer and its representatives shall be permitted to review during normal business hours the invoices and records of the Sellers, as they relate to the spare parts and inventory listed on the Revised Inventory List. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement and specify the adjustments that, in the Buyer’s opinion, should be made to the Revised Inventory List in order to comply with the requirements of this Agreement. Thereafter, the Buyer and the Sellers shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the Parties and shall be evidenced by a writing signed by the Buyer and the Sellers. If the Buyer and the Sellers are unable to resolve the disagreement within 15 days after delivery of the Notice of Disagreement, then the Buyer and the Sellers shall instruct an independent accountant, agreed on by both Parties (the “Independent Accountant”), to resolve the disputed items and make a determination with respect thereto, which determination shall be provided to the Buyer and the Sellers by the Independent Accountant in a written notice within 30 days after selection of the Independent Accountant.

(c) The Revised Inventory List shall be deemed to be final, binding and conclusive on the Buyer and the Sellers upon the earliest of (i) the failure of the Buyer to deliver to the Seller a Notice of Disagreement within 10 days of the Sellers’ delivery of the Revised Inventory List; (ii) the resolution of all disputes by the Buyer and the Sellers, as evidenced by a signed writing or (iii) the resolution of all disputes by the Independent Accountant, as evidenced by the amended and binding Independent Accountant’s Revised Inventory List.

1.5 Allocation of Purchase Price. Unless otherwise agreed to in writing by the Parties, (a) Section 1.5 of the Disclosure Schedule attached hereto sets forth the allocations established by the Buyer and the Sellers of the Purchase Price among the Purchased Assets; (b) the allocations set forth in Section 1.5 of the Disclosure Schedule will be used by the Buyer and the Sellers as the basis for reporting asset values and other items for purposes of all required tax returns (including any tax returns required to be filed under Section 1060(b) of the Code and the treasury regulations thereunder); and (c) the Buyer and the Sellers shall not assert, in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with the allocations set forth in Section 1.5 of the Disclosure Schedule.

1.6 Purchase of Inventory on Order. Following the Closing, the Buyer will purchase from the Sellers any equipment or other materials that were ordered in the ordinary course of business, consistent with past practices, prior to the Closing for use upon the Vessels or as part of Inventory, but was not delivered or invoiced prior to the Closing. The purchase price for such equipment and Inventory shall be equal to the invoiced amount owed by the Sellers.

ARTICLE 2

THE CLOSING

2.1 Time and Place of the Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Adams and Reese, LLP in Houston, Texas, or at such other location agreed by the Parties, commencing at 9:00 a.m., Houston time, on October 31, 2005; provided that the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”). The Closing shall be deemed consummated and effective as of the close of business on the Closing Date (the “Effective Time”).

2.2 Delivery of Purchased Assets. At the Effective Time, title, ownership and possession of the Purchased Assets shall pass to the Buyer and the Buyer shall take possession of the Purchased Assets free and clear of all Encumbrances wherever they are located at the Effective Time.

2.3 Procedure at the Closing.

(a) At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer:

(i) a Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached as Exhibit A hereto, duly executed by the applicable Seller, and (B) Bills of Sale, in the forms attached as Exhibit B hereto for the Vessels in form suitable for recording with the U.S. Coast Guard National Vessel Documentation Center (the items set forth in subsections (A) and (B) are collectively referred to as the “Bills of Sale”);

(ii) a certificate from each Seller, duly executed by an officer or manager of such Seller, certifying as to the matters set forth in Sections 7.1(a) and (b);

(iii) all of the Records and Vessel Documentation (provided that the Sellers may retain copies of such Records and Vessel Documentation);

(iv) evidence of the consents and releases referred to in Sections 5.2, 5.8, and 7.1(c) below;

(v) a Protocol of Delivery and Acceptance for each Vessel, in the form attached as Exhibit C hereto (the “Protocols of Delivery and Acceptance”), duly executed by the applicable Seller;

(vi) certificates of title for all vehicles included in the Purchased Assets;

(vii) a Time Charter Agreement (the “Time Charter Agreement”) duly executed by Danos & Curole Nigeria, Ltd., in the form attached as Exhibit D hereto; and

(viii) such other instruments and documents as the Buyer may reasonably require.

(b) At the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers:

(i) the Purchase Price, as adjusted pursuant to Section 2.4, in cash or other immediately available funds by wire transfer to the accounts designated by the Sellers in writing at least two Business Days prior to the Closing Date;

(ii) the Bill of Sale, Assignment and Assumption Agreement, duly executed by the Buyer;

(iii) a certificate, duly executed by an officer of the Buyer, certifying as to the matters set forth in Sections 7.2(a) and (b);

(iv) the Protocols of Delivery and Acceptance, duly executed by the Buyer;

(v) the Time Charter Agreement duly executed by the Buyer; and

(vi) such other instruments and documents as the Sellers may reasonably require.

2.4 Loss of or Damage to Certain Purchased Assets.

(a) If, between the date of this Agreement and the Effective Time there is an actual total casualty loss, a constructive total casualty loss or a compromised total casualty loss (collectively, a “Total Loss”) of any Vessel identified in Section 1.1A of the Disclosure Schedule, including by governmental or private seizure or arrest, forced sale or other involuntary transfer (“Unavailable Assets”), then the Purchase Price shall be reduced by the value ascribed to such Unavailable Asset(s) in Section 1.5 of the Disclosure Schedule.

(b) If, between the date of this Agreement and the Effective Time, any Purchased Asset is damaged, but not a Total Loss, then no Purchase Price adjustment shall be made and the Sellers shall be responsible for repairing such Purchased Asset at the Sellers’ sole cost and the Buyer shall make such Purchased Asset available to the Sellers, at no cost to the Sellers, after the Closing for the purpose of repairing it; provided, however, that the Sellers shall not be obligated to repair any Purchased Asset if the cost of such repair is not reasonably expected to exceed $30,000. The Sellers shall use commercially reasonable efforts to complete all such repairs in as short a time as possible, and in any event the Sellers shall complete all such repairs within 30 days after the Closing Date. The adjustment mechanism described in this Section 2.4 will not be applied with respect to any asset that has been replaced by the Sellers by a similar asset of comparable value that is reasonably acceptable to the Buyer and where such vessel is in an appropriate condition to conduct the Business as presently conducted by the Vessel it is replacing.

(c) The adjustment mechanism described in Section 2.4(a) will be applied and the Parties will be required to proceed with the Closing so long as the estimated adjustment pursuant to Section 2.4(a) would not exceed $5,000,000.00. If the estimated adjustment pursuant to Section 2.4(a) would exceed $5,000,000.00, then the Buyer or the Sellers may, at their option, either continue to apply the adjustment mechanism and proceed with the Closing or terminate this Agreement without consummating the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Buyer as follows, except as set forth on the Disclosure Schedule:

3.1 Status of the Sellers. (a) Danos is duly organized, validly existing and in good standing under the laws of the State of Louisiana, and (b) D&C is duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of the Sellers has the power and authority to own, lease and operate the Purchased Assets and to conduct the Business. Each of the Sellers is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which its right, title or interest in or to any of the Purchased Assets or the conduct of the Business requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not have a material adverse effect on any of the Purchased Assets, the Business or the results of operations of the Sellers. There is no pending or, to the Knowledge of the Sellers, threatened, action for the dissolution, liquidation, insolvency or rehabilitation of either Seller.

3.2 Power and Authority; Enforceability. Each of the Sellers has the power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the transactions contemplated thereby. Each of the Sellers has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document to which either Seller is a party or by which either Seller is bound has been or will be duly authorized, executed and delivered by, and is or will be enforceable against, such Seller, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity.

3.3 No Violation. The execution and the delivery of the Transaction Documents by each of the Sellers and the performance and consummation of the transactions contemplated thereby by it will not (a) breach in any material respect any Law or Order to which such Seller is subject or any provision of such Seller’s organizational documents, (b) breach in any material respect any contract, Order, or Permit to which it is a party or by which it is bound or to which any of its assets is subject, (c) require the giving of notice to, or the consent of, any Person, the lack of which would reasonably be expected to materially affect the Buyer’s ownership or operation of the Purchased Assets, or (d) result in the creation of any Encumbrances, except for such consents contemplated by Section 5.2 or specifically set forth in Section 3.3 of the Disclosure Schedule.

3.4 Brokers’ Fees. Neither Seller has any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Buyer could become directly or indirectly liable.

3.5 Purchased Assets.

(a) Except for the Encumbrances disclosed to the Buyer in Section 3.5(a) of the Disclosure Schedule, each Seller has good, valid and marketable title to the Purchased Assets being conveyed by such Seller hereunder. All Encumbrances referenced in Section 3.5(a) of the Disclosure Schedule shall be released prior to the Closing.

(b) The Vessels have been maintained by the Sellers in conformity with their customary past practices and the Sellers have delivered to the Buyer complete and accurate, in all material respects, copies of the maintenance logs for each of the Vessels.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE PURCHASED ASSETS TO BE CONVEYED AT THE CLOSING WILL BE CONVEYED, “AS IS, WHERE IS”, WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, AS TO ITS CONDITION. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE BUYER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT UPON AND AFTER EXECUTION OF THE SALE CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT FOR FRAUD, THE BUYER SHALL HAVE NO RECOURSE WHATEVER AGAINST THE SELLER FOR ANY DEFECTS IN THE PURCHASED ASSETS, WHETHER SUCH DEFECTS ARE VISIBLE OR HIDDEN. THE BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS PURCHASING, AND THE SELLER IS SELLING, THE PURCHASED ASSETS WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY AGAINST VICES AND DEFECTS THEREIN, WHETHER APPARENT, LATENT OR HIDDEN, OR REDHIBITORY VICES. THE BUYER EXPRESSLY WAIVES, AND THE SELLERS EXPRESSLY DISCLAIM, ANY IMPLIED OR STATUTORY WARRANTIES GROWING OUT OF OR CONNECTED WITH ANY VICES OR DEFECTS IN THE PURCHASED ASSETS, WHETHER APPARENT, LATENT OR HIDDEN, OR REDHIBITORY VICES AND DEFECTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS

AGREEMENT, THE BUYER FURTHER EXPRESSLY WAIVES ANY RIGHT FOR A RESCISSION OF THIS SALE OR REDUCTION OF THE PRICE OF THE PURCHASED ASSETS AS A RESULT OF SUCH VICES AND DEFECTS, AND FURTHER EXPRESSLY WAIVES ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, INCLUDING THE WARRANTIES PROVIDED FOR IN ARTICLES 2520, 2531, 2541 AND 2545 OF THE LOUISIANA CIVIL CODE, AND UNDER ANY SUCCESSOR ARTICLES THERETO. THIS EXPRESS WAIVER OF REPRESENTATIONS AND WARRANTIES SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS TRANSACTION ENTERED INTO BETWEEN THE PARTIES HERETO, WITHOUT WHICH THE SELLERS WOULD NOT HAVE CONVEYED AND ASSIGNED THE PURCHASED ASSETS. THE NEGATION AND EXCLUSION OF WARRANTY OF THIS PARAGRAPH HAS BEEN EXPLAINED TO THE BUYER AND THE BUYER TAKES NOTE OF SAME AND BY EXECUTING THIS AGREEMENT, AND THE BILLS OF SALE, THE BUYER CERTIFIES THAT THE BUYER UNDERSTANDS THIS PARAGRAPH, THAT ANY QUESTIONS OR DOUBTS THE BUYER HAD CONCERNING SAME HAVE BEEN ANSWERED SATISFACTORILY FOR THE BUYER, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUYER ACCEPTS THE PURCHASED ASSETS SUBJECT TO THE NEGATION AND THE EXCLUSION OF WARRANTIES HEREIN PROVIDED.

(d) The Purchased Assets are all of the assets necessary for the performance of the Vessel operations as currently conducted.

3.6 Contracts. The Sellers have delivered to the Buyer a correct and complete copy of each Assigned Contract (as amended to date). With respect to each such contract: (a) such contract was duly and validly executed and delivered by the appropriate Seller and, to the Knowledge of the Sellers, the other parties thereto; (b) the contract is legal, valid, binding, enforceable against such Seller and, to the Knowledge of the Sellers, the other parties thereto, and is in full force and effect; (c) such Seller has not, and to the Knowledge of the Sellers, no other party has, repudiated any material provision of the contract; and such Seller is not in material default under any assigned contract.

3.7 Vessels. At the Closing, the Vessels shall be free and clear of all Encumbrances. Each of the Sellers is a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the coastwise trade (as that term is defined in 46 U.S.C. S883) of the United States. Except as disclosed on Schedule 3.7 attached hereto, the Vessels are duly documented under the laws and flag of the United States solely in the name of the appropriate Seller and are qualified to engage in, and are currently engaged in, the coastwise trade. The Vessels that are operating in Nigerian waters are operating in compliance with the Cabotage Act of 2003 and the Shipping Act, 1916. The Vessels are duly documented in the name of the appropriate Seller as owner with the U.S. Coast Guard and, except as disclosed on Schedule 3.7 attached hereto, the Vessels have, and as of the Closing Date will have, current certificates of inspection and documentation in effect with the U.S. Coast Guard, in each case free of reportable exceptions or notations of record. Except as disclosed on Schedule 3.7 attached hereto, each Vessel is afloat and in satisfactory operating condition for use in the operations for which it is intended to be used. Except as disclosed on Schedule 3.7 attached hereto, each Vessel has all equipment necessary for its operation in the manner vessels of its kind are being operated in the trade in which such Vessel is presently being operated. Except as disclosed on Schedule 3.7 attached hereto, each Vessel holds in full force all licenses, certificates and permits and rights required for operation in the manner vessels of its kind are being operated in the trade in which such Vessel is presently being operated. Except as disclosed on Schedule 3.7 attached hereto, with respect to each Vessel which is required to be classed, such Vessel has a valid and unextended class certificate without condition or recommendation, and the class of such Vessel is maintained without condition or recommendation. Except as disclosed on Schedule 3.7 attached hereto, with respect to each Vessel that is required to have a certificate of inspection, such Vessel has a valid certificate of inspection, valid for at least 12 months.

3.8 Compliance with Laws. Except for the matters covered by Section 3.11, neither Seller has received written notice of any violation, or potential violation, of, and is in material compliance with all, and is not in material violation of, any Law or Order applicable to either of the Sellers or the Vessels.

3.9 Taxes. Each Seller has duly and timely prepared and filed with the appropriate Governmental Authorities all returns, reports, information returns or other documents filed or required to be filed with such governmental authorities and has paid any taxes or other amounts due in respect thereof that if unpaid could result in a claim by any Governmental Authority against any of the Vessels or the Buyer.

3.10 Labor; Employees. Section 3.10 of the Disclosure Schedule lists all employees working on the Vessels (the “Vessel Crew”), the current rate of pay for each such employee and any and all commissions, bonuses, benefits or other compensation arrangements between the Sellers and each of such employees. Except as set forth on Schedule 3.10, no member of the Vessel Crew is presently a member of a collective bargaining unit, and to the Sellers’ Knowledge, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the members of the Vessel Crew. There are no liabilities under any of the Sellers’ Plans which would subject the Buyer or the Vessels to any taxes, penalties or other liabilities. The Sellers will make available to the Buyer the opportunity to recruit all Vessel Crew personnel who are employed by the Sellers at the Effective Time.

3.11 Environmental, Health and Safety Compliance. Except as described in Schedule 3.11 attached hereto, and except where the failure of any of the following statements to be true would not reasonably be expected to result in a material adverse effect on the Vessels taken as a whole or the ownership, operation or chartering of the Vessels taken as a whole:

(a) Each Seller is and has been in compliance with all Environmental Laws with respect to the Vessels, including 29 C.F.R. §§ 1910.1001 and 1915.1001 regarding safety and health standards, 40 C.F.R. §§ 61.145 regarding removal, shipping, dislodging, cutting, drilling or other disturbance of asbestos-containing materials, 40 C.F.R. § 61.150 regarding disposal of any asbestos-containing products, and 49 C.F.R. parts 171 and 172 regarding disposal of any asbestos and/or asbestos-containing materials;

(b) to the Sellers’ Knowledge, none of the Sellers or the Vessels are subject to any remedial obligations under any Environmental Laws;

(c) to the Sellers’ Knowledge, all material notices, permits, or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the current operation of the Vessels have been obtained or filed;

(d) to the Sellers’ Knowledge, there are no past, pending or threatened investigations, proceedings or claims against Vessels relating to the presence, release or remediation of any Hazardous Material related to the Vessels or for non-compliance with any Environmental Law related to the Vessels;

(e) There are no conditions or circumstances which exist or have existed with respect to any of the Sellers, or the Vessels or for non-compliance with any Environmental Law related to the Vessels;

(f) to the Sellers’ Knowledge, there are no conditions or circumstances which exist or have existed with respect to either of the Sellers, or the Vessels including the offsite disposal of Hazardous Materials, that could impose any liability on the Buyer with respect to any Environmental Law; and

(g) To the Sellers’ Knowledge, there is no asbestos existing on any of the Vessels.

3.12 Litigation. There is no litigation or proceeding (including any condemnation proceeding) affecting or relating to the Purchased Assets pending (with service or other written notice having been made or otherwise delivered to or received on behalf of the Sellers) or, to the Knowledge of the Sellers, threatened. There is no claim or governmental investigation affecting or relating to the Purchased Assets pending or, to the Knowledge of the Sellers, threatened.

3.13 Insurance. Each of the Sellers maintains with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to the Purchased Assets and Business against such casualties and contingencies of such type and such amounts as are customary for lift boat operators of similar size engaged in similar operations as the Business. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by either of the Sellers. In accordance with the terms of the applicable policy, Sellers have provided their insurance broker with written notice that damage was incurred by the vessel Andre Danos during Hurricane Katrina.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

4.1 Entity Status. The Buyer is a limited liability company duly created, formed or organized, validly existing and in good standing under the Laws of the State of Delaware. There is no pending or, to the Knowledge of the Buyer, threatened, action for the dissolution, liquidation, insolvency or rehabilitation of the Buyer.

4.2 Power and Authority; Enforceability. The Buyer has the power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the transactions contemplated thereby. The Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party. Each Transaction Document to which the Buyer is party has been or will be duly authorized, executed and delivered by, and is or will be enforceable against, the Buyer, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity.

4.3 No Violation. The execution and delivery of the Transaction Documents to which the Buyer is party and the performance and consummation of the transactions contemplated thereby by the Buyer will not (a) breach in any material respect any Law or Order to which the Buyer is subject or any provision of its organizational documents, (b) breach in any material respect any contract, Order or Permit to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (c) require the giving of notice to, or the consent of, any Person, except for such consents contemplated by Section 5.2.

4.4 Brokers’ Fees. The Buyer has no Liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which the Seller could become liable.

4.5 Coastwise Citizen. The Buyer is a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the coastwise trade (as that term is defined in 46 U.S.C. S883) of the United States.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date, except as otherwise expressly provided in this Article 5:

5.1 General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7).

5.2 Governmental Filings. The Parties agree that the transactions contemplated by this Agreement are subject to the approval of the Department of Transportation — Maritime Administration (“MARAD”) and that the Parties shall cooperate with each other to make the required filings and submissions required by MARAD in connection with the transactions contemplated by this Agreement.

5.3 Operation of Business Pending Closing. Neither Seller will engage in any practice, take any action or enter into any transaction outside the ordinary course of the Business and will continue to operate the Purchased Assets in a manner consistent with the past practices of the Business, including maintenance and repair of operating Vessels and related equipment. Without limiting the foregoing:

(a) other than a forced sale because of a Total Loss, the Sellers will not sell, transfer or assign any of the Purchased Assets or agree to sell, transfer or assign any of the Purchased Assets, other than inventory used in the ordinary course of business;

(b) the Sellers will not impose or permit to be imposed any Encumbrance upon any of the Purchased Assets that will not be fully released at Closing;

(c) the Sellers will not fail to keep in full force and effect the currently existing insurance coverage on the Purchased Assets;

(d) the Seller will not enter into any contract or charter (or similar arrangement) with a term greater than 30 days with respect to the Vessels without the prior consent of the Buyer;

(e) the Sellers will inform the Buyer as promptly as practicable of the occurrence of any destruction, material damage or material loss of any Purchased Asset;

(f) the Sellers will perform in all material respects its obligations under all agreements that are related to any of the Purchased Assets;

(g) the Sellers will continue to purchase supplies and similar items in the ordinary course of business, and will continue to replenish inventory and spare parts on the Vessels in accordance with past practices;

(h) the Sellers will continue to maintain and operate the Vessels in conformity with the past practices of the Sellers; and

(i) the Sellers will use commercially reasonable efforts to keep intact the relationships of the Business with its licensors, suppliers, customers and employees.

5.4 Full Access. The Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all Vessels, premises, properties, personnel, books, records and documents related to the ownership or operation of the Purchased Assets and the Business (but excluding any such books, records and documents relating exclusively to the businesses of the Sellers other than the Business), and will furnish copies of all such books, records and documents as the Buyer may reasonably request; provided, however, that the Sellers shall not be obligated to provide the Buyer with access to any books and records regarding the Sellers’ employees if providing such records would be prohibited by applicable Laws. The foregoing provisions on access shall apply from the effective date hereof until the Closing or earlier termination of this Agreement.

5.5 Publicity; Confidentiality. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or written public statement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except as may be required by Law or as otherwise expressly contemplated herein, neither the Buyer nor its employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any Confidential Information without the prior written consent of the Sellers; provided, however, that the Buyer may disclose any such Confidential Information as follows: (a) to the Buyer’s employees, lenders, counsel or accountants who have agreed to be subject to the requirements of this Section 5.5, (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Buyer notifies the Sellers of any action or proceeding of which it is aware which may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure and (c) to comply with the Buyer’s requirements under the Securities Act and the Exchange Act.

5.6	Taxes; Duties and Customs.

(a) Any transfer taxes, stamp taxes and sales and use taxes relating to the sale or purchase of the Purchased Assets hereunder and for any related interest and penalties (including any attorneys or accountants fees associated with contesting such tax upon written agreement of the Parties) (collectively, “Sale Taxes”) that are imposed by the United States of America or any state or local Governmental Authority therein or by the country of Nigeria or any Governmental Authority within Nigeria shall be paid and apportioned equally among the Buyer, on one hand, and the Sellers on the other. The Sellers shall bear all taxes that relate to the ownership, operation or storage of the Vessels prior to the Effective Time. The Buyer shall bear all taxes that relate to the ownership, operation or storage of the Vessels after the Effective Time. The Parties shall use commercially reasonable efforts to minimize the amounts of Sale Taxes to the extent reasonably practicable.

(b) The Sellers and the Buyer agree to cooperate with each other in order to reduce any customs or import duties or similar charges assessed or assessable against either the Sellers or the Buyer in connection with the sale or purchase of the Purchased Assets hereunder; including; without limitation, transferring title to the Vessels in mutually acceptable locations in international waters on the Closing Date.

5.7	Employee Matters. Except as contemplated in the Time Charter Agreement:

(a) Immediately prior to the Effective Time, the Sellers shall terminate their employment of the Vessel Crew, each of whom is actively at work and assigned to crew the Vessels. The Sellers shall pay in full all compensation, bonuses, accrued severance and other payments that may result from the termination of employment by the Sellers of any employee(s) of the Sellers and any compensation due such employees up to and including the Closing Date. The Buyer will employ all of the Vessel Crew (subject to the Buyer’s existing standards for employment) effective as of the Effective Time at base salaries or wages comparable to those paid to similarly situated employees of the Buyer, giving each such employee full credit under the Buyer’s benefit plans for years of service with the Sellers. To the extent that the Buyer does not employ more than 45 persons whose employment was severed by the Sellers hereunder, the Buyer will be responsible for liabilities imposed on the Sellers under the Worker Adjustment and Retraining Notification Act that are directly related to the termination by the Seller of any employees pursuant to this Section 5.7(a). Upon request of the Buyer and subject to applicable law, the Seller shall provide the Buyer access to, and provide data regarding, employment information concerning the Vessel Crew and such other personnel records as the Buyer may reasonably request. The Sellers have made and makes no other representation or warranty or any other statement or communication regarding the Buyer’s right, ability, plan or intention to employ any employee of the Sellers or the terms and conditions upon which any such employee may be employed by the Buyer and will not make any such representations, warranties, statements or communications during the period beginning on the date hereof and ending on the Closing Date.

(b) The Buyer shall not assume any Plan, program or arrangement of the Sellers. The Sellers shall have no responsibility for, and the Buyer shall be responsible for, any and all liabilities, obligations and claims of any kind arising out of employment of the Vessel Crew by the Buyer after the Effective Time. The Buyer shall have no responsibility for, and the Sellers shall be responsible for, any and all liabilities, obligations and claims of any kind arising out of employment of any employees by the Seller before the Effective Time and the termination of employment of any employees by the Seller. The Buyer shall not be deemed to be a successor employer to the Sellers with respect to any employee benefit plans or programs of the Sellers, and no plan or program adopted or maintained by the Buyer after the Closing Date is or shall be deemed to be a “successor plan,” as such term is defined in Employee Retirement Income Security Act or the Code, of any such plan or benefit program of the Sellers.

(c) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a member of the Vessel Crew under any employee benefit policies, Plans, arrangements, programs, practices, or agreements of the Sellers or the Buyer, nor shall anything contained herein be deemed to require the Buyer to continue the employment of any person for any period of time.

5.8 Release of Vessels from Mortgages.

(a) On or before the Closing Date the Sellers shall cause the Vessels to be released from any mortgages or other Encumbrances encumbering them and shall deliver certificates of ownership certified by the U.S Coast Guard National Vessel Documentation Center showing the Vessels to be free of Encumbrances.

(b) The Sellers shall be solely responsible for the payment of any release fees, recording fees or other costs associated with such releases.

ARTICLE 6

POST-CLOSING COVENANTS; ADDITIONAL COVENANTS

The Parties agree as follows with respect to the period following the Closing, or, in the case of Section 6.7, for the periods so indicated:

6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the requesting Party’s sole cost and expense.

6.2 Litigation Support. So long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Person other than the other Party in connection with (a) the transactions contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Purchased Assets, the other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

6.3 Tax Matters. After the Closing, the Parties will cooperate fully with each other, on a commercially reasonable basis, in connection with the preparation, signing and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Purchased Assets, including the furnishing or making available of records, books of account or other materials necessary.

6.4 Removal of Marks. Promptly following the Closing, but in any event within 60 days after the Closing Date, the Buyer shall remove, or cause to be removed, from all Purchased Assets other than Purchased Assets then being used in Nigeria or offshore Nigeria, any markings bearing the name “Danos & Curole Marine Contractors” or “Danos Marine, Inc.” (including any variations or derivations thereof) or any trademarks, trade names or logos of the Sellers. The Buyer shall remove, or cause to be removed, all such markings, trademarks, trade names or logos from Purchased Assets used in Nigeria or offshore Nigeria as soon as reasonably practicable following the Closing.

6.5 Handling of Cash and Other Payments. The Sellers shall promptly deliver to the Buyer any cash, checks or other instruments of payment received by the Sellers after the Effective Time in respect of the Purchased Assets relating to periods after the Effective Time. Likewise, the Buyer shall promptly deliver to the Sellers any cash, checks or other instruments of payment received by the Buyer after the Effective Time in respect of the Purchased Assets relating to periods before the Effective Time. If a payment is received by a Party for services or products provided by the Vessels both prior to and after the Effective Time and there is no clear delineation of the amounts attributed to the periods preceding and following the Effective Time, then the Parties shall use reasonable proration techniques to allocate such amounts in a manner such that the Sellers will receive amounts attributable to the operation of the Vessels prior to the Effective Time and the Buyer will receive amounts attributable to the operation of the Vessels after the Effective Time.

6.6 Agreement Not to Compete. Each of the Sellers agrees that, except as contemplated by the Time Charter Agreement, during the two-year period following the date of the Closing, the Sellers will not compete with the Buyer by engaging, directly or indirectly, in the business of providing lift boat services to the offshore oil drilling industry in the Gulf of Mexico or the waters offshore Nigeria. Any violation of this Agreement will entitle the Buyer, at the Buyer’s option, either to (a) an aggregate payment of $5,000,000 from the Sellers as liquidated damages or (b) the right to proceed against the Sellers in a court for injunctive relief and/or monetary damages. The Parties hereby agree to the exclusive jurisdiction of the federal and state courts of Harris County, Texas for any such proceeding.

6.7 Access. From the date hereof, until the six-month anniversary of the Closing, the Sellers shall provide full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all accounting and audit records, accounting personnel and any independent accounting firms having performed audit functions for the Sellers, so that the Buyer can prepare any financial statements relating to the Purchased Assets required by the Securities and Exchange Commission to be filed in any filings of the Buyer under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.8 Andre Danos. The Sellers agree that they will, as soon as is reasonably practical following the date of this Agreement, salvage and repair (to the extent it is not a Total Loss) the Andre Danos. The Sellers shall use their commercially reasonable best efforts to pursue their insurance claims. If the vessel is not a Total Loss, the Sellers shall cause the Andre Danos to be repaired in a reputable shipyard, to be mutually agreed to by the Buyer and the Sellers, and shall apply all available insurance proceeds toward the repair of the Andre Danos. Once insurance proceeds are completely expended, should additional repairs to the Andre Danos be required, Buyer will be responsible for funding such repairs. If it is determined that the damage to the Andre Danos suffered during Hurricane Katrina and/or during the salvage operation has resulted in the vessel being a Total Loss, then the Purchase Price shall be adjusted downward by an amount equal to the total insurance proceeds paid to the Sellers with respect to the Andre Danos. If the full Purchase Price has already been paid, then the Sellers will reimburse the Buyer for any amounts that would have been deducted from the Purchase Price under the previous sentence. Nothing in this Section 6.8 will affect the Buyer’s obligation to pay the salvage costs of the Andre Danos and to pay the deductible under the Sellers’ applicable insurance policies, as provided in Section 1.3 hereof. Notwithstanding anything to the contrary set forth herein, delivery of the Andre Danos shall occur on the later to occur of (1) the Closing, and (2) upon completion of such repairs. The Sellers shall deliver, and the Buyer shall accept, the Andre Danos in federal or international waters in the Gulf of Mexico.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions Precedent to Obligation of the Buyer. The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. The Buyer shall have the right to waive any condition not so satisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 3 must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date only shall be required to be true and correct as of such date.

(b) Compliance with Obligations. The Sellers shall have performed and complied with all of their covenants set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority or, subject to Section 1.2, any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. Subject to Section 1.2, all authorizations, consents and approvals set forth in Section 3.3 of the Disclosure Schedule shall have been obtained, and all consents reasonable requested by the Buyer in writing at least 15 days prior to the Closing Date, shall have been obtained.

(d) No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator or mediator which shall seek to restrain, prohibit, invalidate or collect Damages arising out of the transactions contemplated hereby.

(e) Deliveries of the Sellers. The Sellers shall have delivered, or be standing ready to deliver, to the Buyer, the documents required to be delivered by the Sellers pursuant to Section 2.3.

7.2 Conditions Precedent to Obligation of the Sellers. The obligations of the Sellers with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. The Sellers shall have the right to waive any condition not so satisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 4 must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties that address matters only as of a particular date only shall be required to be true and correct as of such date.

(b) Compliance with Obligations. The Buyer must have performed and complied with all its covenants and obligations set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made.

(d) No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator or mediator which shall seek to restrain, prohibit, invalidate or collect Damages arising out of the transactions contemplated hereby.

(e) Deliveries of the Buyer. The Buyer shall have delivered, or be standing ready to deliver, to the Sellers, the documents required to be delivered by the Buyer pursuant to Section 2.3.

ARTICLE 8

TERMINATION

The Parties may terminate this Agreement as provided below:

(a) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Buyer and the Sellers may terminate this Agreement pursuant to Section 2.4(c) upon delivery of written notice to the Buyer;

(c) the Buyer or the Sellers may terminate this Agreement upon delivery of written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;

(d) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), the Buyer has notified the Sellers of such breach, and the breach has continued without cure for a period of 10 days after the notice of breach; and

(e) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect; (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), the Sellers have notified the Buyer of such breach, and the breach has continued without cure for a period of 10 days after the notice of breach.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification of the Buyer by the Sellers. Each of the Sellers hereby jointly and severally agrees to pay and assume liability for, and does hereby agree to indemnify, protect, save and keep harmless the Buyer and its officers, directors, employees, contractors and members (collectively, the “Buyer Indemnities”), from and against any and all liabilities, obligations, losses, damages, penalties, claims (including claims by any employee of the Sellers or any of its servants, crew or agents), actions, suits and related costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, “Losses”), imposed on, asserted against or incurred by the Buyer Indemnitees, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of the following:

(a) any inaccuracy in any representation or warranty of the Sellers in this Agreement;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of the Sellers;

(c) Encumbrances affecting the Purchased Assets arising prior to the Effective Time; and

(d) the item disclosed on Section 9.1 of the Disclosure Schedule.

9.2 Indemnification of the Sellers by the Buyer. The Buyer hereby agrees to pay and assume liability for, and does hereby agree to indemnify, protect, save and keep harmless the Sellers and their officers, directors, employees, contractors and stockholders (the “Seller Indemnitees”), from and against any and all Losses imposed on, asserted against or incurred by the Seller Indemnitees, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of the following:

(a) any inaccuracy in any representation or warranty of the Buyer in this Agreement;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of the Buyer; or

(c) any Losses sustained by the Seller Indemnitees arising out of or related to the ownership or operation of the Vessels after the Effective Time.

9.3 Notice and Defense of Third Party Claims. If any third party demand, claim, action or proceeding shall be brought or asserted under Section 9.1 or 9.2 against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Section 9.1 or 9.2 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice thereof to the Indemnifying Person who shall have the right to assume its defense, including the hiring of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations under Section 9.1 or 9.2 only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, does not assume the defense thereof, the Indemnified Personal shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any third party demand, claim, action or proceeding and for all damages incurred by the Indemnified Party in connection with the defense of such demand, claim, action or proceedings.

9.4 Limitations on Indemnification.

Neither the Sellers, on one hand, nor the Buyer, on the other, shall have any liability with respect to, or obligation to indemnify for, Losses under Article 9 hereof unless and to the extent that the aggregate amount of Losses for which such Party would be liable exceeds, on an aggregate basis, $450,000. Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Sellers, on the one hand, and the Buyer, on the other, shall not exceed $9,000,000 in the aggregate. Notwithstanding the foregoing, the limitations contained in this Section 9.4 shall not apply to any indemnification obligation

(a) arising under Section 9.1(a) and resulting from a breach of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a) and 3.7,

(b) arising under Section 9.2(a) and resulting from a breach of the representations or warranties contained in Sections 4.1, 4.2, 4.3 and 4.4, or

(c) arising under Sections 9.1(b), 9.1(c), 9.1(d), 9.2(b) or 9.2(c).

9.5 Survival.

The liability of the Sellers, on the one hand, or the Buyer, on the other, for indemnification obligations arising under this Agreement shall be limited to claims for which an Indemnified Person delivers written notice to the Indemnifying Party on or before the second anniversary of the Closing Date; provided, however, that any indemnification obligation (a) arising under Section 9.1(a) and resulting from a breach of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a) and 3.7, (b) arising under Section 9.2(a) and resulting from a breach of the representations or warranties contained in Sections 4.1, 4.2, 4.3 and 4.4, or (c) arising under Sections 9.1(b), 9.1(c), 9.2(b) or 9.2(c), shall not be so limited and shall survive indefinitely.

ARTICLE 10

DEFINITIONS

“Agreement” is defined in the preamble to this Agreement.

“Assigned Contracts” is defined in Section 1.2.

“Bills of Sale” is defined in Section 2.3(a).

“Business” is defined in the recitals to this Agreement.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of Houston, Texas.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” means (a) any proprietary information concerning the Purchased Assets that is not already generally available to the public and (b) the material terms and provisions of this Agreement and the Exhibits and Disclosure Schedule hereto.

“D&C” is defined in the preamble to this Agreement.

“Danos” is defined in the preamble to this Agreement.

“Disclosure Schedule” means that group of schedules referred to in this Agreement delivered separately by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement but incorporated by reference into this Agreement.

“Effective Time” is defined in Section 2.1.

“Encumbrances” means any Order, security interest, lien, contract, covenant, community property interest, equitable interest, right of first refusal, maritime lien or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but shall not include the following: (a) liens for taxes or assessments (x) not yet due and payable, (y) which are being contested in good faith through appropriate proceedings and which do not relate to amounts or obligations exceeding $10,000 in the aggregate or (z) for which reasonable reserves have been established and which do not relate to amounts or obligations exceeding $10,000 in the aggregate, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith or for which reasonable reserves have been established and which do not relate to amounts or obligations exceeding $10,000 in the aggregate; provided, however, that any such lien arising in connection with the salvage and repair of the Vessel Andre Danos shall not be subject to any such limitations, and (d) such other encumbrances and encroachments which are immaterial in nature and amount and which do not exceed $10,000 in the aggregate.

“Environmental Laws” means, as to any given asset or operation of the Sellers, all applicable Laws and Orders pertaining to protection of the environment in effect as of the Closing, including those pertaining to solid waste, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R. Part 261, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendment and Reauthorization Act of 1986, as amended, and the Oil Pollution Act, 1990, as amended (“OPA”).

“Exchange Act” is defined in Section 5.4.

“Expiration Date” means November 15, 2005.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Material” means any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law, including “Hazardous Substances,” as defined in CERCLA, or “oil” as defined in OPA and the regulations promulgated thereunder.

“Intellectual Property” is defined in Section 1.1.

“Independent Accountant” is defined in Section 1.4(b).

“Indemnified Person” is defined in Section 9.3.

“Indemnifying Person” is defined in Section 9.3.

“Knowledge” -

(a) with respect to the Seller, means the actual knowledge, after reasonable inquiry, of Hank Danos or Al Danos.

(b) with respect to the Buyer, means the actual knowledge, after reasonable inquiry, of its chief executive officer or its chief financial officer.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now in effect.

“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability that could give rise to a lien, claim or encumbrance on a Purchased Asset.

“Loss” is defined in Section 9.1.

“Notice of Disagreement” is defined in Section 1.4(b).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority, arbitrator or mediator.

“Party” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization or Governmental Authority.

“Plan” means any pension, profit sharing, 401(k), disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, stay-with-bonus, change of control agreement or other employee benefit plan, program or agreement, including, without limitation, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained or contributed to by the

Sellers or any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which either of the Sellers is a member (the “Controlled Group”) or under which either of the Sellers or any member of the Controlled Group has any liability or contingent liability, and which cover the employees of the Seller.

“Protocols of Delivery and Acceptance” is defined in Section 2.3(a).

“Purchase Price” is defined in Section 1.3.

“Purchased Assets” is defined in Section 1.1.

“Records” is defined in Section 1.1.

“Revised Inventory List” is defined in Section 1.4(a).

“Sale Taxes” is defined in Section 5.6.

“Securities Act” is defined in Section 6.7.

“Seller” is defined in the preamble to this Agreement.

“Seller Indemnities” is defined in Section 9.2.

“Time Charter Agreement” is defined in Section 2.3(a)(vii).

“Total Loss” is defined in Section 2.4.

“Transaction Documents” means this Agreement and the Bills of Sale.

“Unassigned Contract” is defined in Section 1.2(c).

“Unavailable Assets” is defined in Section 2.4(a).

“Vessel Crew” is defined in Section 3.10.

“Vessels” is defined in Section 1.1.

ARTICLE 11

MISCELLANEOUS

11.1 Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedule hereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

11.2 Successors. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

11.3 Assignments. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

11.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer:

Hercules Liftboat Company, L.L.C.

2929 Briarpark Drive, Suite 435

Houston, Texas 77042

Attn: Steven A. Manz

Tel: (713) 952-4176

Fax: (713) 952-4342

with a copy to (which shall not constitute notice):

David L. Emmons

Baker Botts L.L.P.

2001 Ross Avenue, Suite 700

Dallas, Texas 75201

Tel: (214) 953-6414

Fax: (214) 661-4414

If to the Seller:

Danos & Curole Marine Contractors, L.L.C.

P.O. Box 1460

Larose, LA 70373

Attn: Mr. Hank Danos

President and CEO

with a copy to (which shall not constitute notice):

Virginia Boulet

Adams and Reese, LLP

701 Poydras St., Suite 4500

New Orleans, LA. 70139

Attn: Virginia Boulet

Tel: (504) 585-0331

Fax: (504) 566-0210

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.5 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8 Governing Law. The Parties agree that this Agreement will governed in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. The Parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, shall be litigated, if at all, exclusively in the courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate courts. The Parties expressly submit themselves to jurisdiction in such courts.

11.9 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to Law, as amended as of the date of the applicable reference, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

11.13 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SIGNATURE PAGE TO FOLLOW

DANOS & CUROLE MARINE CONTRACTORS, LLC

BY:	/S/ GARRET HENRY DANOS
Garret Henry Danos, President

DANOS MARINE, INC.

BY:	/S/ ALLEN JOSEPH DANOS
Allen Joseph Danos, President

HERCULES LIFTBOAT COMPANY, LLC

By:	/S/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	Manager

Schedule 1.1A

Purchased Assets

Vessels

Vessel	Official Number
Eric Danos	902606
Ana Danos	1116895
Paul Danos	1070562
Alyce Danos	671967
Aimee Danos	980381
Sarah David	1049542
Marcel Danos	964536
Andre Danos	1032269